EXHIBIT 99.2

                         LASER MORTGAGE MANAGEMENT, INC.

     Short Hills, New Jersey, July 30, 1998. LASER Mortgage Management, Inc. (NYSE: LMM) today announced that the Company's Board of Directors will immediately seek to retain a financial adviser to advise the Company on its strategic alternatives intended to maximize stockholder value.

     As announced yesterday, the Company has been conducting a review of the pricing by LASER Advisers Inc., the Company's manager, of the Company's securities portfolio. The Company's Board of Directors, led by the independent directors, will report on the results of this investigation upon its completion. Special counsel to LASER Advisers Inc. has been advised the Company's Board of Directors that, in the course of its review of the pricing irregularities relating to the hedge funds advised by LASER Advisers Inc., it has not become aware of any facts or circumstances which would suggest that there are pricing irregularities with respect to the Company's portfolio.

     The Company's Board of Directors announced today the termination of its Chairman, Chief Executive Officer and President, Michael Smirlock. The Board's decision followed a report by special counsel to LASER Advisers Inc. concerning the previously reported pricing irregularities detected in the hedge funds advised by LASER Advisers Inc. The Company has been advised that day-to-day portfolio management decisions for LASER Advisers Inc. on behalf of the Company will be made by Peter T. Zimmermann and Robert J. Gartner.

     The Company also has accepted the resignation of two of its directors, David A. Tepper and William Marshall, effective July 30, 1998. In addition, the Board also elected Jonathan Ilany as a member of the Company's Board of Directors. Mr. Ilany, with more than 15 years in trading, supervisory and administrative positions in the mortgage-backed securities industry, currently is Chairman of Angiosonics, Inc., a private company with operations in the United States and Israel.

     LASER Mortgage Management, Inc. is a specialty finance company investing primarily in mortgage-backed securities and mortgage loans. The Company will elect to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended. LASER Advisers Inc., a registered investment adviser, manages the day-to-day operations of the Company. The executive offices of LASER Mortgage Management, Inc. are located at 51 John F. Kennedy Parkway, Short Hills, New Jersey.

     "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: STATEMENTS IN THIS PRESS RELEASE REGARDING LASER MORTGAGE MANAGEMENT, INC.'S BUSINESS WHICH ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING" STATEMENTS THAT INVOLVE RISK AND UNCERTAINTIES.

         Date:        July 30, 1998

         Contact:     LASER Mortgage Management, Inc.
                      Jonathan Green (973) 912-8770